SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL BLUE CHIP FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        5,491,722            176,015
    Davis                5,476,935            190,802
    Eucher               5,491,753            175,984
    Ferguson             5,485,569            182,168
    Gilbert              5,493,469            174,267
    Griswell             5,482,708            185,029
    Kimball              5,494,956            172,781
    Lukavsky             5,484,844            182,893

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         5,454,234           89,018                124,485

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         5,154,224           246,290               267,223

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         5,201,060           202,369               264,308

    C. Modify management fee schedule.

         In Favor       Opposed      Abstain   Broker Non-Votes

       4,582,032       573,303      265,039        247,362

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        5,026,053       203,681      190,640        247,362